UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

--------------                                      ----------------------------
    FORM 4                                                   OMB APPROVAL
--------------                                      ----------------------------
                                                    OMB Number: 3235-0287
                                                    Expires: September 30, 1998
                                                    Estimated average burden
                                                    hours per response.......0.5
                                                    ----------------------------

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================

1. Name and Address of Reporting Person*



Roche Image Analysis Systems, Inc.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)



340 Kingsland Street
--------------------------------------------------------------------------------
                                    (Street)



Nutley                                NJ                 07110
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)



================================================================================

2. Issuer Name and Ticker or Trading Symbol


Tripath Imaging, Inc. ("TPTH")

================================================================================

3. IRS or Social Security Number of Reporting Person (Voluntary)




EIN 56-1920101
================================================================================

4. Statement for Month/Year


7/00

================================================================================

5. If Amendment Date of Original (Month/Year)




================================================================================

6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

               -------------------------------------------

================================================================================

7. Individual or Joint/Group Filing (Check Applicable Line)


   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person


================================================================================




====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of                                           |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                 |            |            |                                |              |6.        |           |
                                 |            |            | 4.                             |5.            | Owner-   |           |
                                 |            |            | Securities Acquired (A) or     | Amount of    | ship     |           |
                                 |            | 3.         | Disposed of (D)                | Securities   | Form:    |7.         |
                                 |2.          | Transaction| (Instr. 3, 4 and 5)            | Beneficially | Direct   | Nature of |
                                 |Transaction | Code       | -------------------------------| Owned at End | (D) or   | Indirect  |
1.                               |Date        | (Instr. 8) |               | (A) |          | of Month     | Indirect | Beneficial|
Title of Security                |(Month/Day/ | -----------|     Amount    | or  |  Price   | (Instr. 3    | (I)      | Ownership |
(Instr. 3)                       |Year)       |  Code  | V |               | (D) |          | and 4)       | (Instr.4)| (Instr. 4)|
----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                     |  7/13/00   |   S    |   |      17,200   |  D  |$6.0973   |              |         |            |
                                 |            |        |   |               |     |          |              |         |            |
                                 |  7/18/00   |   S    |   |       7,500   |  D  |$6,0625   |              |         |            |
                                 |            |        |   |               |     |          |              |         |            |
                                 |  7/19/00   |   S    |   |      10,500   |  D  |$6.0599   |              |         |            |
                                 |            |        |   |               |     |          |              |         |            |
                                 |  7/20/00   |   S    |   |      16,400   |  D  |$6.0625   |              |         |            |
                                 |            |        |   |               |     |          |              |         |            |
                                 |  7/21/00   |   S    |   |       3,000   |  D  |$6.0625   |  2,950,680   |    D    |            |
===================================================================================================================================


====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================
             |        |        |      |               |                 |                       |        |9.       |10.     |      |
             |        |        |      |               |                 |                       |        |Number   |Owner-  |      |
             |        |        |      |               |                 |                       |        |of       |ship    |      |
             |2.      |        |      |               |                 |                       |        |Deriv-   |Form of |      |
             |Conver- |        |      | 5.            |                 |7.                     |        |ative    |Deriv-  |11.   |
             |sion    |        |      | Number of     |                 |Title and Amount       |        |Secur-   |ative   |Nature|
             |or      |        |      | Derivative    |6.               |of Underlying          |8.      |ities    |Secur-  |of    |
             |Exer-   |        |4.    | Securities    |Date             |Securities             |Price   |Bene-    |ity:    |In-   |
             |cise    |3.      |Trans-| Acquired (A)  |Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct  |direct|
             |Price   |Trans-  |action| or Disposed   |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or  |Bene- |
1.           |of      |action  |Code  | of (D)        |(Month/Day/Year) |             |Amount   |ative   |at End   |In-     |ficial|
Title of     |Deriv-  |Date    |(Instr| (Instr. 3,    |-----------------|             |or       |Secur-  |of       |direct  |Owner-|
Derivative   |ative   |(Month/ |8)    | 4 and 5)      |Date    |Expira- |             |Number   |ity     |Month    |(I)     |ship  |
Security     |Secur-  |Day/    |------| ------------  |Exer-   |tion    |             |of       |(Instr. |(Instr.  |(Instr. |(Instr|
(Instr. 3)   |ity     |Year)   |Code|V|  (A)  | (D)   |cisable |Date    |Title        |Shares   |5)      |4)       |4)      |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
====================================================================================================================================
Explanation of Responses:




                                                                               Roche Image Analysis Systems, Inc

                                                                               /s/ Frederick C. Kentz III               8/10/00
                                                                               --------------------------------     --------------
                                                                               **Signature of Reporting Person           Date
**Intentional misstatements or omissions of facts constitute                   Name: Frederick C. Kentz III
Federal Criminal Violations. See 18 U.S.C. 1001 and 15
U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see
Instruction 6 for procedure.

Potential persons who are to respond to the collection of
information contained in this form are not required to
respond unless the form displays a currently valid OMB
Number.
                                                                                                                       Page 2
                                                                                                               SEC 1474 (7-96)